Exhibit 99.1

FOR IMMEDIATE RELEASE

Balchem Corporation Announces Third Quarter 2012 Results

New Hampton, NY, November 2, 2012 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended September 30, 2012.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended September 30,

	2012	2011
	Unaudited
Net sales	$75,116	$74,439
Gross margin	23,398	22,617
Operating expenses	7,158	7,442
Earnings from operations	16,240	15,175
Other (expense) income	(15)	63
Earnings before income tax expense	16,225	15,238
Income tax expense	5,352	4,453
Net earnings	$10,873	$10,785

Diluted net earnings per common share	$0.36	$0.36

Shares used in the calculation of diluted net earnings per common share	30,417	30,311

For the Nine Months Ended September 30,

	2012	2011
	Unaudited
Net sales	$230,333	$222,134
Gross margin	67,140	65,158
Operating expenses	22,400	22,626
Earnings from operations	44,740	42,532
Other (expense) income	(3)	434
Earnings before income tax expense	44,737	42,966
Income tax expense	14,624	13,697
Net earnings	$30,113	$29,269

Diluted net earnings per common share	$0.99	$0.97

Shares used in the calculation of diluted net earnings per common share	30,340	30,212

Balchem Corporation (NASDAQ:BCPC)

Record Quarterly Results

For the quarter ended September 30, 2012, the company achieved record third quarter net sales of $75.1 million, which is an increase of approximately 1% above the $74.4 million result of the prior year comparative quarter. The company also achieved record net earnings of $10.9 million, an increase of approximately 1% over the prior year comparative quarter. The $10.9 million generated diluted net earnings per common share of $0.36, equal to the prior year comparable period.

In this third quarter of 2012, the Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative products, realized sales of $51.9 million, an increase of 1.3%, or $0.7 million over the prior year comparable quarter. Product mix was again significant in these results as our ANH specialty ingredients, largely targeted to ruminant production animal markets, realized approximately 25% sales growth, principally from sales of Reashure® and Aminoshure® products, as well as chelated minerals. Dairy economics continue to support strong demand for these products despite the challenges of production animal feed/ration prices. Milk prices are currently forecasted to remain strong, and the pace of dairy herd contraction is occurring at a slower rate than projected earlier in the year. Current feed and milk price indicators should support greater utilization of our products as nutritionists and herd managers look to continue to maximize results of production animals. As mentioned in a previous press release, a new manufacturing facility in Virginia is being constructed to support expected growth. This new facility will more than double output capacity for our rumen stable products and is scheduled to be commissioned late in the fourth quarter.

Our global feed grade choline sales were down 12.7% from the prior year comparable quarter. Choline volumes sold, which track closely with broiler chick placements and egg sets, were lower in North America in the third quarter due to continued high grain prices, demand weakness in the U.S., and lower exportation of finished birds. However, the current USDA forecast for broiler meat production has improved slightly for the balance of 2012 due to a slightly lower forecast for feed prices. In addition, sales of our European produced product were unfavorably impacted by foreign currency fluctuations, approximating $0.9 million or a 3.4% decline in global feed grade choline sales. Sales of industrial grade products, including for fracking, were very strong as sales were up 13.6% over the prior year quarter and also improved on a sequential basis, particularly due to volume.

Earnings from operations for the entire ANH segment were a record $8.1 million, an increase of 11% compared to $7.3 million in the prior year comparable quarter, reflecting the previously noted strong sales of specialty ingredient products in addition to a modest reduction in the cost of certain petro-chemical commodities. This result reflects unfavorable manufacturing variances from our Italian facility, due to the traditional European summer holiday schedule. This facility has now returned to normalized levels.

The ARC Specialty Products segment generated quarterly sales of $12.3 million, an increase of 1.0% from the comparable prior year quarter. This increase was principally the result of continued sales strength of ethylene oxide for medical device sterilization.  Sales of propylene oxide, in particular for industrial applications, were soft in the quarter, largely due to ordering patterns. Earnings from operations for this segment, at $5.2 million, did improve 12.1% from the prior year comparable quarter, due to a favorable product mix and a reduction in the cost of certain petro-chemical commodities.

Balchem Corporation (NASDAQ:BCPC)

Sales of the Food, Pharma & Nutrition segment were $10.9 million, effectively equal to the $11.0 million of the prior year comparable quarter. We realized continued strength in sales of our human choline products; however, we also realized a comparative quarter decline in the international food sector of encapsulated ingredients for the prepared food, preservation and confection markets, which had realized a particularly strong third quarter in 2011. Earnings from operations for this segment decreased by approximately 8.0%, or $0.25 million, to $2.9 million, reflecting an unfavorable product mix and slightly lower volumes sold.

Consolidated gross margin for the quarter ended September 30, 2012 improved to $23.4 million, as compared to $22.6 million for the prior year comparable period. Gross margin percentage improved slightly to 31.1% of sales as compared to 30.4% in the prior year comparative period, principally due to the previously mentioned raw material cost decreases and favorable product mix. Operating (Selling, R&D, and General and Administrative) expenses at $7.2 million were down approximately 3.8% from the prior year comparable quarter, declining as a percentage of sales to 9.5% from 10.0%, as we continue to prudently exercise tight controls on these expenses. The other income decline of $78,000 on the quarterly comparative is primarily the result of the less favorable fluctuations in foreign currency exchange rates between the U.S. dollar (the reporting currency) and functional foreign currencies. Our effective tax rate for the three months ended September 30, 2012 and 2011 was 33.0% and 29.2%, respectively. This increase in the effective tax rate is primarily attributable to a change in apportionment relating to state income taxes and the expiration of the U.S. R&D tax credit.

The company continues to maintain and grow a solid financial structure. Diligent working capital controls, particularly effective inventory and accounts receivable management, contribute strongly to the business performance. The $179.1 million of net working capital on September 30, 2012 included a cash balance of $147.2 million, up from $114.8 million at December 31, 2011, and reflects the early pay-down of the Italian long-term debt and capital expense funding of the Virginia site.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “These record third quarter achievements are a reflection of strong underlying focus on generating sustainable sales growth in our core business segments, and the value of our diversified portfolio. As noted previously, certain fluctuations of any particular segment or product line will occur, like our food encapsulates or feed grade choline, which were neatly offset by continued strength in ANH Specialties, ARC and industrial grade products. Staying focused on macro-economic market trends allows us to respond to cautious actions by our customers in these economically challenging times, but also gives us insight to focus on development efforts of pipeline products and prospects. We continue to focus on operating expense management, new production and supply chain capabilities, including but not limited to logistics and currency, to deliver cost competitive or advantaged solutions to our customers. Our balance sheet has continued to strengthen, as we continue to seek out strategic acquisitions or partnership ventures to complement the organic growth.”

Balchem Corporation (NASDAQ:BCPC)

Quarterly Conference Call
A quarterly conference call will be held on Friday, November 2, 2012 at 10:30 AM Eastern Time (ET) to review third quarter 2012 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Wednesday, November 21, 2012. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #402087.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2011. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
ARC Specialty Products	$12,318	$12,197	$37,032	$35,516
Food, Pharma & Nutrition	10,893	10,993	33,406	32,920
Animal Nutrition & Health	51,905	51,249	159,895	153,698
Total	$75,116	$74,439	$230,333	$222,134

Business Segment Earnings:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
ARC Specialty Products	$5,245	$4,677	$14,823	$13,595
Food, Pharma & Nutrition	2,898	3,151	8,996	8,495
Animal Nutrition & Health	8,097	7,347	20,921	20,442
Interest and other (expense) income	(15)	63	(3)	434
Total	$16,225	$15,238	$44,737	$42,966

Selected Balance Sheet Items
	September 30,	December 31,
	2012	2011
Cash and Cash Equivalents	$147,182	$114,781
Accounts Receivable	36,931	34,433
Inventories	20,311	18,637
Other Current Assets	3,028	7,889
Total Current Assets	207,452	175,740

Property, Plant, & Equipment (net)	47,468	44,282
Other Assets	48,736	51,695
Total Assets	$303,656	$271,717

Current Liabilities	$28,334	$30,913
Long-Term Obligations	8,040	8,795
Total Liabilities	36,374	39,708

Stockholders' Equity	267,282	232,009

Total Liabilities and Stockholders' Equity	$303,656	$271,717

Balchem Corporation (NASDAQ:BCPC)

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
	September 30,
	2012	2011

Cash flows from operating activities:
Net earnings	$30,113	$29,269

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,213	6,872
Stock compensation expense	2,933	2,840
Shares issued under employee benefit plans	310	398
Deferred income tax expense	(1,155)	(716)
Foreign currency transaction loss	74	180
Loss on impairment of assets	-	92
Changes in assets and liabilities
Accounts receivable	(2,759)	(4,270)
Inventories	(1,712)	(2,652)
Prepaid expenses and other current assets	735	960
Accounts payable and accrued expenses	2,067	(800)
Income taxes	6,237	1,157
Other	305	750
Net cash provided by operating activities	44,361	34,080

Cash flows from investing activities:
Capital expenditures	(7,493)	(4,851)
Proceeds from sale of property, plant and equipment	-	28
Intangible assets acquired	(11)	(23)
Net cash used in investing activities	(7,504)	(4,846)

Cash flows from financing activities:
Proceeds from long-term debt	178	-
Principal payments on long-term debt	(1,377)	(1,182)
Proceeds from stock options exercised and restricted shares purchased	1,312	2,600
Excess tax benefits from stock compensation	1,668	1,392
Dividends paid	(5,237)	(4,310)
Purchase of treasury stock	(964)	(108)
Net cash used in financing activities	(4,420)	(1,608)

Effect of exchange rate changes on cash	(36)	(7)

Increase in cash and cash equivalents	32,401	27,619

Cash and cash equivalents beginning of period	114,781	77,253
Cash and cash equivalents end of period	$147,182	$104,872